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                                                                    Exhibit 99.1


             [LETTERHEAD] TECHNOLOGY FLAVORS & FRAGRANCES, INC.

                                  NEWS RELEASE


                  TECHNOLOGY FLAVORS & FRAGRANCES, INC. ("TFF")
                      PURCHASES ITS AMITYVILLE, NY FACILITY

Amityville, NY - January 23, 2002 - Technology Flavors & Fragrances, Inc. (AMEX:
TFF, TSE: TFF) announced today that the Company has purchased its Amityville, NY corporate headquarters, research and development and manufacturing facility through the issuance of Town of Babylon Industrial Development Agency ("IDA") municipal bonds. The proceeds from the $2.2 million bond financing were used to purchase the building for $1.5 million plus closing costs of $275,000 with the balance of $425,000 to be used to finance future building improvements and capital equipment.

Commenting on the Company's facility purchase and the IDA financing, Philip Rosner, TFF's Chairman and Chief Executive said, "acquiring our operating facility is an important step in securing our future here on Long Island. We believe that the transaction was also economically very advantageous for us, particularly with the assistance of the Town of Babylon IDA low cost financing."

TFF creates, develops, manufactures and markets flavors and fragrances which are incorporated into a wide variety of consumer and institutional products, including natural and artificial flavored beverages, confections, foods, pharmaceuticals, aromatherapy products, perfumes and health and beauty products. TFF believes its proprietary formulations are currently used in more than 1,200 products sold by more than 500 customers worldwide, approximately 50 of which are Fortune 1000 companies. TFF maintains facilities in Amityville, New York; Inglewood, California; Toronto, Canada; and Santiago, Chile. TFF is publicly traded on the AMEX and Toronto Stock Exchange under the symbol "TFF."

Certain statements made herein, including without limitation, statements containing the words "believes," "anticipates," "may," "intends," "expects," and words of similar import constitute "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties, and other factors, which may cause actual company results to differ materially from expectations. Such factors include the following: 1) technological, manufacturing, quality control or other circumstances which could delay the sale or shipment of products; 2) economic, business, and competitive conditions in the industry and technological innovations which could affect the company's business; and 3) the company's ability to protect its trade secrets or other proprietary rights, operate without infringing upon the proprietary rights of others and prevent others from infringing on the proprietary rights of the company. Certain of these factors are discussed in more detail in the company's Annual Report on Form 10-KSB for the year ended December 31, 2000. Our forward-looking statements speak only as to the date hereof and we do not undertake any obligation to update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

                                      -End-